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                                                                  EXHIBIT 10(hh)

                          QUAKER CHEMICAL CORPORATION
                       2001 GLOBAL ANNUAL INCENTIVE PLAN

                          (Effective January 1, 2001)

PURPOSE

  The Quaker Chemical Corporation 2001 Annual Incentive Plan (the "Plan") is designed to reward those employees of Quaker Chemical Corporation (the "Company") and majority-owned subsidiaries who are eligible to participate in the Plan for achieving performance objectives that are important to the Company and its shareholders. The Plan is intended to provide an incentive for superior work and to motivate participating employees toward even higher achievement and business results, to increase shareholder value, to tie their goals and interests to those of the Company and its shareholders, and to enable the Company to attract and retain highly qualified executive officers. The Plan is also intended to secure the full deductibility under the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") of the bonus compensation paid under the Plan to those participating employees of the Company who are "Covered Employees" (as hereinafter defined).

ARTICLE I--DEFINITIONS

   1.1 "Annual Base Salary" shall mean the salary of a Participant determined on an annualized basis by reference to the base rate of pay in effect for such Participant as of September 30th of the current Plan Year.

   1.2 "Board" shall mean the Board of Directors of the Company.

   1.3 "Code" shall mean the Internal Revenue Code of 1986, as amended (the "Code").

   1.4 "Committee" shall mean the Compensation/Management Development Committee of the Board and such other committee or committees as may be designated to act as the administrative committee under the Plan by the Board, at its discretion, from time to time. Where more than one committee has been designated for these purposes, each such committee shall act as the Committee under the Plan with respect to different Participants or groups of Participants (which may be designated individually or by classification) as established at the time any such committee is established.

   1.5 "Common Stock" shall refer to shares of the Company's common stock, $1.00 par value.

   1.6 "Company" shall mean Quaker Chemical Corporation, a Pennsylvania corporation, and, as appropriate, with respect to eligibility to participate in the Plan, the majority-owned subsidiaries of Quaker Chemical Corporation.

   1.7 "Covered Employee" shall mean the chief executive officer (or the individual acting in such a capacity) of the Company and any other officer of the Company whose total compensation is required to be reported to shareholders under the Securities Exchange Act of 1934, as amended, by reason of their being among the four highest compensated officers for a taxable year.

   1.8 "Participant" shall mean, with respect to each Performance Period, each employee who has been designated by the Committee as a Participant in the Plan for such Performance Period.


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   1.9 "Performance Goal" shall mean, with respect to a Performance Period, an objective Performance Goal or goals that have been established by the Committee, consistent with the express terms of the Plan, which must be met in order for any bonus payments to be payable to any Participant in the Plan with respect to such Performance Period. The Committee may establish one or more Performance Goals with respect to a Performance Period, which Performance
Goals may be applicable with respect to the bonus or bonuses of groups of Participants or to one or more Participants on an individualized basis.

   1.10 "Performance Period" shall mean the Plan Year or such other period or periods as may be established as a Performance Period by the Committee from time to time. Nothing herein shall prohibit the creation of multiple Performance Periods which may overlap with other Performance Periods established under the Plan.

   1.11 "Plan" shall mean the Quaker Chemical Corporation 2001 Global Annual Incentive Plan, as set forth herein and as may be amended from time to time.

   1.12 "Plan Year" shall mean the calendar year.

   1.13 "Rule 16b-3" shall mean Rule 16b-3 as promulgated by the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act of 1934, as amended.

ARTICLE II--ELIGIBILITY AND PARTICIPATION

   2.1 Those employees of the Company who are designated as Participants in the Plan from time to time by the Committee shall be eligible to participate in the Plan. Prior to or at the time Performance Goals are established for a specified Performance Period, the Committee shall identify the employees of the Company who are to be Participants in the Plan with respect to such Performance Period.

   2.2 If no specific designation with respect to participation in the Plan is made by the Committee at the time Performance Goals are established for a specified Performance Period, those employees of the Company who participated in the Plan with respect to the Performance Period which most recently ended prior to the commencement of such Performance Period shall continue to be Participants in such Performance Period.

   2.3 In making its determination as to eligibility for participation in the Plan, the Committee shall take into account an employee's position in the Company and the extent to which the employee's position affords him or her the opportunity to have a significant impact on the attainment of the Company's objectives.

ARTICLE III--PERFORMANCE GOALS

   3.1 Prior to or within the first ninety (90) days of a Performance Period, the Committee shall establish in writing with respect to such Performance Period, one or more specific Performance Goals and an objective formula or formulas or such other appropriate method for computing the amount of bonus compensation which may be payable to each Participant if the specified Performance Goals are attained.

     (a) Notwithstanding the foregoing sentence, the Performance Goals for any Performance Period may not be established after 25% of the period of service represented by the Performance Period has elapsed.

     (b) Subject to the specific limitations set forth in the Plan, nothing herein shall limit the authority of the Committee to establish more than one Performance Goal and more than one formula with respect to bonus compensation of a Participant, nor limit a Participant's ability to receive more than one bonus payment with respect to a single Performance Period.

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     (c) In establishing the formula or formulas whereby a Participant or classification of Participants have their potential bonus or bonuses determined under the Plan, the Committee may, but is not required to, establish a potential cash bonus as a percentage of Annual Base Salary and/or a bonus to be paid by means of a transfer of shares of Common Stock up to a specified number of shares, and may establish in such formula a "threshold" performance level (below which no bonus is payable), a "mid-level" performance level, at which a particular portion of the bonus becomes payable to the affected Participant, and a "maximum" performance level, at which the full bonus becomes payable. The Committee may, at its discretion, provide for bonus payments to be pro-rated where the attainment of levels of performance falls in between any specified levels otherwise set out as part of the Performance Goals and the formula for determining bonus payments. Any other objective method or methods for establishing the extent to which a Participant's potential bonus becomes payable upon attainment of one or more Performance Goals may be established by the Committee for these purposes, at its sole discretion.

   3.2 Performance Goals shall be based upon one or more of the following business criteria (which may be determined for these purposes by reference to (a) the Company as a whole, (b) any of the Company's subsidiaries, operating divisions or other operating units, or (c) any combination thereof): profit before taxes, stock price, market share, gross revenue, net revenue, pretax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues or productivity, or any variations of the preceding business criteria, which may be modified at the discretion of the Committee, to take into account extraordinary items or which may be adjusted to reflect such costs or expense as the Committee deems appropriate.

     (a) All determinations concerning the attainment of any such Performance Goals shall, to the extent applicable, be determined by or at the direction of the committee using generally accepted accounting principles, except where the Committee has specified otherwise. The Committee may provide for appropriate adjustments to any business criteria used in connection with measuring attainment of Performance Goals to take into account fluctuations in exchange rates, where relevant.

     (b) To the extent consistent with the goal of providing for deductibility under Section 162(m) of the Code, Performance Goals may also be based upon a Participant's attainment of personal objectives with respect to any of the foregoing Performance Goals or implementing policies and plans, negotiating transactions and sales, developing long-term business goals or exercising managerial responsibility.

     (c) Measurements of the Company's or a Participant's performance against the Performance Goals established by the Committee shall be objectively determinable and shall be determined according to generally accepted accounting principles as in existence on the date on which the Performance Goals are established and without regard to any changes in such principles after such date.

   3.3 The Committee may, but is not required to, establish special rules for any employee who first becomes a Participant during a Performance Period, whose level of participation the Committee determines should be changed during a Performance Period, or who retires from employment with the Company during a Performance Period, but only to the extent that such special rules do not cause any Covered Employee's bonus award to cease to qualify as "performance-based compensation" as that term is used for purposes of Code Section 162(m) and Treasury Regulations promulgated thereunder. Such special rules may take into account the following guidelines based on a Performance Period equal to the Plan Year:

     (a) If a Participant's date of hire is before April 1, Participant participates for the full Plan Year.

     (b) If a Participant's date of hire is between April 1 and October 1, Participant participation in the Plan Year is prorated by the number of whole months worked in the Plan Year divided by twelve.

     (c) If a Participant's date of hire is after October 1, Participant does not participate until the subsequent Plan Year.

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     (d) If a Participant retires or has been approved for short and/or long-
term disability after June 30, payment under the Plan would be prorated by the number of completed months in the Plan Year.

     (e) If a Participant's level of participation changes due to a change in job position or job reevaluation before October 1, bonus payable under the Plan is calculated with the bonus formulation applicable following such change as though such bonus formulation had been in effect for the entire Plan Year.

ARTICLE IV--DETERMINATION OF BONUS AWARDS AND LIMITATIONS

   4.1 As soon as practicable following the end of a Performance Period, the Committee shall determine whether and to what extent the Company and/or the Participants have achieved the Performance Goal or Performance Goals established for such Performance Period, including the specific target objective or objectives and the satisfaction of any other material terms of the bonus award, and shall certify such determination in writing, which certification may take the form of minutes of the Committee documenting such determination.

     (a) The Committee shall then calculate the amount of each Participant's bonus or bonuses for such Performance Period based upon the levels of achievement of the relevant Performance Goals and the objective formula or formulae established for such purposes with respect to such Performance Period.

     (b) The Committee shall have no discretion to increase the amount of any Participant's bonus payable under the Plan, but may, notwithstanding anything contained herein to the contrary, reduce the amount of or totally eliminate such bonus, if it determines, in its absolute and sole discretion, that such a reduction or elimination is appropriate in order to reflect the Participant's individual performance or to take into account any other factors the Committee deems appropriate.

   4.2 No Participant shall be entitled to receive a bonus or bonuses in excess of the following limitations:

     (a) For bonuses paid in cash, the maximum bonus payable during any one Plan Year shall not exceed three hundred percent (300%) of such Participant's Annual Base Salary in effect as of September 30th during such Plan Year.

     (b) For bonuses payable in the form of a transfer of shares of Common Stock, the maximum bonus payable during any one Plan Year shall not exceed one hundred thousand (100,000) shares.

     (c) Special rules for application of the limitations on bonus payments:

       (i) A Participant's Annual Base Salary shall be deemed for these purposes to be the lesser of his or her actual Annual Base Salary or $1,000,000.

       (ii) The limitation on cash bonuses and on bonuses in the form of transfers of Common Stock shall be applied separately to the cash and stock components of any bonus or bonuses paid to a Participant.

   4.3 Shares of Common Stock transferable under the Plan shall be shares of authorized, but not issued Common Stock or Common Stock held in treasury. The maximum number of shares of Common Stock which may be issued under the Plan shall not exceed five hundred thousand (500,000) shares.

   4.4 Bonuses payable in the form of a transfer of shares may be evidenced by written grant documents in such form as the Committee shall from time to time approve, and shall set forth such terms and conditions as the Committee shall, from time to time, at its discretion, impose on such transferred shares; provided, however, that any such terms and conditions may not be inconsistent with any specific terms of the Plan.

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   4.5 Adjustments to Numbers of Shares of Common Stock Upon Changes in
Capitalization: In the event of changes to the outstanding shares of Common Stock of the Company through reorganization, merger, consolidation, recapitalization, reclassification, stock splits, stock dividend, stock consolidation or otherwise, or in the event of a sale of all or substantially all of the assets of the Company, an appropriate and proportionate adjustment shall be made in the number and kind of shares available for use under the Plan and in the annual limitations on awards of Company stock. Adjustments or changes under this Section shall be made by the Committee, whose determination as to what adjustments or changes shall be made, and the extent thereof, shall be final, binding, and conclusive.

ARTICLE V--PAYMENT OF AWARDS

   5.1 Approved bonus awards shall be payable by the Company in cash or as a transfer of Common Stock, or a combination of cash and Common Stock, to each Participant, or to his or her estate in the event of death, as soon as practicable after the end of each Performance Period and after the Committee has certified in writing that the relevant Performance Goals were achieved, or at such other time or times as the Committee may establish with respect to payment of bonuses with respect to any Performance Period.

   With respect to any bonuses payable under the Plan for a Performance Period that is the Plan Year, payment of such bonuses is generally anticipated to be made during the month of March following the close of the Plan Year; subject, however, to the requirement that the attainment of the Performance Goals is certified by the Committee; and subject further to any other specific provisions for timing of payments as may be determined for the Performance Period at the Committee's sole discretion.

   5.2 No bonus award shall be payable under the Plan to any Participant who is not employed by the Company (or an affiliate of the Company) as of the time such bonus award would otherwise be payable unless:

     (a) The Participant's employment terminated prior to such date but after June 30th during such Plan Year on account of his or her death, disability or retirement from the Company on or after attainment of his or her "normal retirement age" or at a time such Participant is eligible for an "early retirement" as provided for in any pension benefit plan of the Company in which such Participant participates; or

     (b) The Committee specifically provided for a payment of all or a portion of such Participant's bonus award following the Participant's termination of employment.

   5.3 If a Participant's employment terminates by reason of his or her death, disability or retirement in accordance with the Company's retirement policies, or by reason of a resignation pursuant to mutual written agreement of the Participant and the Company, any bonus award payable will be prorated based on active service during the Performance Period.

   5.4 If a Participant is on a leave of absence during a Performance Period, the Participant's bonus award shall be prorated based on active service during the Performance Period.

   5.5 If a Participant's employment terminates prior to the date a bonus award is payable under any circumstances other that those described above, no bonus award is payable to such Participant.

ARTICLE VI--OTHER TERMS AND CONDITIONS

   6.1 No bonus awards shall be paid under the Plan unless and until the material terms (within the meaning of Section 162(m)(4)(C) of the Code) of the Plan, including the business criteria described in Section 3.2 of the Plan, are disclosed to and approved by the Company's shareholders by a majority of votes cast in a separate vote, either in person or by proxy, including abstentions to the extent abstentions are counted as voting under applicable state law.


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   6.2 No person shall have any legal claim to be granted an award under the
Plan and the Committee shall have no obligation to treat Participants uniformly. Except as may be otherwise required by law, bonus awards under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Bonuses awarded under the Plan shall be payable from the general assets of the Company and no Participant shall have any claim with respect to any specific assets of the Company.

   6.3 Neither the Plan nor any action taken under the Plan shall be construed as giving any employee the right to be retained in the employ of the Company or any subsidiary or to maintain any Participant's compensation at any level.

   6.4 The Company or any of its subsidiaries may deduct from any award any applicable withholding taxes or any amounts owed by the employee to the Company or any of its subsidiaries, or take any other actions it deems necessary or appropriate in connection with any applicable withholding requirements.

   6.5 No Common Stock will be delivered under the Plan except in compliance with all applicable Federal and state laws and regulations including, without limitation, compliance with all Federal and state securities laws and with the rules of the New York Stock Exchange and of all domestic stock exchanges on which the Common Stock may be listed. Any certificate issued to evidence shares of Common Stock awarded pursuant to the Plan may bear legends and statements the Committee shall deem advisable to assure compliance with Federal and state laws and regulations. No shares of Common Stock will be delivered under the Plan, until the Company has obtained consent or approval from regulatory bodies, Federal or state, having jurisdiction over such matters as the Committee may deem advisable. In the case of a person or estate acquiring the right to an award of Common Stock made pursuant to the Plan as a result of the death of the Participant, the Committee may require reasonable evidence as to the ownership of the Common Stock and may require consents and releases of taxing authorities that it may deem advisable.

ARTICLE VII--ADMINISTRATION

   7.1 Until changed by the Board, the Compensation/Management Development Committee of the Board shall constitute the Committee hereunder. All actions taken under the terms of the Plan with respect to any employee who is a Covered Employee or who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, shall be taken by a Committee consisting solely of two or more members of the Board who qualify both as "outside directors" (as that term is used for purposes of Section 162(m) of the Code), and as "non-employee directors" (as that term is used for purposes of Rule 16b-3).

   7.2 The Committee shall have full power and authority to administer and interpret the provisions of the Plan and to adopt such rules, regulations, agreements, guidelines, and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable.

   7.3 Except with respect to matters which under Section 162(m)(4)(C) of the Code are required to be determined in the sole and absolute discretion of the Committee, the Committee shall have full power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan's terms, including adopting and enforcing rules to decide procedural and administrative issues.

   7.4 The Committee may rely on opinions, reports or statements of officers or employees of the Company or any subsidiary thereof and of Company counsel (inside or retained counsel), public accountants, and other professional or expert persons.

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   7.5 No member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Plan, and the Company shall indemnify and hold harmless each member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the Plan, unless arising out of such person's own fraud or bad faith.

   7.6 The place of administration of the Plan shall be in the Commonwealth of Pennsylvania, and the validity, construction, interpretation, administration, and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the Commonwealth of Pennsylvania.

ARTICLE VIII--TERM OF PLAN, AMENDMENT AND TERMINATION

   8.1 The Plan shall terminate as of the date of the first meeting of the shareholders of the Company that occurs in 2006, unless the material terms of the Plan, including a new term, are disclosed to and approved by shareholders on or before the date of such shareholders meeting.

   8.2 The Plan may be suspended, terminated, or reinstated, in whole or in part, at any time by the Board. The Board may from time to time make such amendments to the Plan as it may deem advisable, including, any amendments deemed necessary or desirable to comply with the provisions or Code Section 162(m) relating to "performance-based compensation." Notwithstanding the foregoing, no amendment to the Plan shall be made without the approval of the Company's shareholders, which:

     (a) Increases the maximum cash or stock award permitted under the Plan or which increases the number of shares of Common Stock available for awards under the Plan;

     (b) Extends the term of the Plan;

     (c) Materially modifies the requirements as to eligibility for participation in the Plan;

     (d) Changes the business criteria which may be used in establishing Performance Goals;

     (e) Otherwise modifies the Plan in a manner that would cause the Plan to fail to meet the requirements under Code Section 162(m) applicable to payments of "performance-based compensation"; or

     (f) Causes any stock awards to fail to be exempt under the requirements of Rule 16b-3.

   8.3 Termination or amendment of the Plan shall not, without the consent of the Participant, diminish a Participant's rights with respect to any bonus program in effect with respect to the Performance Period in which such amendment or termination occurs except to the extent that such amendment or termination is determined by the Committee to be necessary or appropriate in connection with maintaining the qualification of bonuses under the Plan as "performance-based compensation" for purposes of Code Section 162(m).

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